Exhibit 5.2

900 W. 48th Place, Suite 900, Kansas City, MO 64112 • (816) 753-1000

May 5, 2025

Keurig Dr Pepper Inc.

Re:	New Jersey & Texas Local Counsel Opinion

Ladies and Gentlemen:

We have acted as special local opinion counsel in the States of New Jersey and Texas in connection with the transactions (the “Transactions”) contemplated by the Underwriting Agreement, dated as of April 28, 2025 (the “Underwriting Agreement”) among the Representatives of the Underwriters, Keurig Dr Pepper Inc. (the “Company”) and the subsidiary guarantors therein (the “Subsidiary Guarantors”), including the Opinion Parties (as defined below), the Indenture dated as of March 7, 2024 (the “Base Indenture”), by and among the Company and U.S. Bank Trust Company, National Association, as trustee (referred to herein as “Indenture Trustee”), as supplemented by the Second Supplemental Indenture dated as of the date hereof (the “Supplemental Indenture”), by and among the Company, the Subsidiary Guarantors and the Indenture Trustee. The Base Indenture as supplemented by the Supplemental Indenture is referred to herein as the “Indenture.” Dr Pepper/Seven-Up Beverage Sales Company, a Texas corporation (“Dr Pepper”), and Bai Brands LLC, a New Jersey limited liability company (“Bai”), are each referred to herein as an “Opinion Party,” and collectively as the “Opinion Parties.” Capitalized terms used in this letter without definition have the meanings set forth by definition or reference in the Indenture (as defined below).

A. Documents Reviewed.

In rendering the opinions expressed in this letter, we have examined and relied solely upon executed originals or copies of the following documents:

Company Records

(i) Dr Pepper’s Articles of Incorporation filed in the office of the Secretary of State of the State of Texas on May 19, 1977, as amended by the Articles of Amendment filed in the office of the Secretary of State of the State of Texas on May 28, 1993 (collectively, “Dr Pepper’s Articles”);

(ii) Dr Pepper’s Bylaws (“Dr Pepper’s Bylaws”);

(iii) a Certificate of Fact regarding Dr Pepper dated of May 2, 2025, issued by the Secretary of State of the State of Texas;

(iv) Bai’s Certificate of Formation as filed in the office of the State Treasurer of the State of the State of New Jersey on October 28, 2009, Certificate of Merger as filed in the office of the State Treasurer of the State of the State of New Jersey on January 31, 2017, and Certificate of Merger as filed in the office of the State Treasurer of the State of the State of New Jersey on March 30, 2017 (collectively, “Bai’s Articles,” and together with Dr Pepper’s Articles, such Opinion Party’s “Articles”);

(v) Bai’s Seventh Amended and Restated Operating Agreement dated as of January 31, 2017, as amended by Amendment No. 1 thereto dated as of March 1, 2021, and as further amended by Amendment No. 2 thereto dated as of October 22, 2024 (collectively, “Bai Operating Agreement,” and together with Dr Pepper’s Bylaws, such Opinion Party’s “Governing Document”);

(vi) a Certificate of Good Standing regarding Bai dated May 2, 2025, issued by the Secretary of State of the State of New Jersey;

(vii) the Officer’s Certificate of the Opinion Parties dated as of the date hereof (the “Officer’s Certificate”) and the exhibits or addenda thereto (including a copy of the action by written consent of the Opinion Parties duly authorizing the Transactions, which copy is certified by an officer of the Opinion Parties to be true and correct written consent of the of Opinion Parties and in full force and effect as of the date hereof);

Transaction Documents

(viii) the Base Indenture;

(ix) the Supplemental Indenture;

(x) the Notes;

(xi) the Underwriting Agreement.

The documents listed in clauses (i) through (vii) above are collectively referred to in this letter as the “Company Records”; the documents listed in clauses (viii) through (xi) above are collectively referred to in this letter as the “Transaction Documents.”

B. Limitations, Qualifications & Assumptions.

We call your attention to the fact that we did not conduct an investigation that independently confirms the assumptions or facts upon which we render this opinion and have not reviewed any document other than the documents listed above in Paragraphs (i) – (xi), and, with your permission, we have relied upon the representations and warranties as to factual matters contained in and made by the Opinion Parties in the Transaction Documents and the Company Records together with certain representations and statements made to us by the Opinion Parties, their officers, and public officials as to factual matters material to the opinions expressed in this letter. We have relied solely upon the foregoing documents, the statements and information set forth therein, and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects as of the date hereof. We have no independent knowledge that any of such facts, representations, or statements are untrue. Where our opinions indicate that they are “to our actual knowledge,” it means that they involve only the independent knowledge of the attorneys of our firm who worked on and possessed knowledge concerning the matters set forth in this letter, without any independent investigation or verification thereof. Specifically, but without limitation, we have made no inquiries of securities holders or employees of the Opinion Parties (other than obtaining representations in the Officer’s Certificate). No inference as to our knowledge of the existence or absence of any fact should be drawn from the fact of our limited representation of the Opinion Parties in connection with the Transactions.

We have not, for purposes of the opinions in this letter, (i) searched computerized or electronic databases for the docket or records of any court, governmental agency, regulatory body or other filing office in any jurisdiction, or (ii) undertaken any further inquiry other than as stated in this letter. In rendering our opinions set forth in Paragraphs 1 and 2 below, we have relied exclusively on the Company Records. In rendering our opinion set forth in Paragraph 3 below as to the execution and delivery of the Transaction Documents, we note that we did not witness the actual execution of the Supplemental Indenture or Underwriting Agreement and are relying instead on a review of the incumbency statements in the Officer’s Certificate and the final executed Transaction Documents.

The opinions and statements expressed in this letter are subject to the following assumptions, comments, conditions, exceptions, qualifications, and limitations:

(a) Our opinions and statements expressed in this letter are restricted to matters governed by United States federal law and the laws of the State of New Jersey and the State of Texas, as indicated or applicable (the “Opinion States”). To the extent that the laws of any other jurisdiction apply, we express no opinion.

(b) We assume that the Transaction Documents are valid, legally binding, and enforceable against all parties thereto.

(c) We express no opinion as to any federal, state or local laws, rules, or regulations of or pertaining to any county, municipality or any other political subdivision.

(d) We assume and rely upon the accuracy of all factual information set forth in the Transaction Documents, Company Records, instruments, and certificates referred to in this letter. In reviewing the Transaction Documents, Company Records, instruments, and certificates, we assume the genuineness of all signatures and initials thereon (including those of the Opinion Parties), the genuineness of all notaries contained thereon, conformance of all copies with the original thereof and originals to all copies thereof, and, with respect to factual matters, the accuracy of all statements, representations, and warranties contained therein. We further assume that all certificates, documents, and instruments dated prior to the date hereof remain accurate and correct on the date hereof.

(e) Except as expressly stated herein, we have not reviewed any agreements, documents or transactions described or referred to in the Company Records, and we express no opinion as to the effect of such agreements, documents, and transactions upon the Transaction Documents or the matters discussed in this letter.

(f) We assume (i) the due authorization, execution, and delivery of the Transaction Documents by all parties (excluding Opinion Parties), the due corporate or other existence of all parties (excluding Opinion Parties), and the power and full legal right of all parties (excluding Opinion Parties) under all applicable laws and regulations (without approvals, or authorizations, consents or other orders of any public or private body or board other than those previously obtained) to execute, and deliver, and perform all of such parties’ (excluding Opinion Parties) respective obligations under, the Transaction Documents, (ii) all natural persons who have executed the Transaction Documents had or have sufficient legal capacity to enter into and perform the obligations described in such documents, and (iii) in the case of any acknowledged document, the execution thereof has been duly acknowledged by a notary public, commissioner of deeds or other person necessary under the law of the applicable jurisdiction to authenticate such document.

(g) None of the opinions set forth in this letter include any implied opinion unless such implied opinion is both (i) essential to the legal conclusion reached by the express opinions set forth herein and (ii) based upon prevailing norms and expectations among experienced lawyers in the Opinion States, reasonable under the circumstances.

C. Opinions.

Based on the foregoing, and qualified in the manner and to the extent set forth in this letter, we are of the opinion that:

1. Dr Pepper is a corporation validly existing in the State of Texas and its right to transact business in the State of Texas is intact; Bai is a limited liability company validly existing in good standing under the laws of the State of New Jersey.

2. Each Opinion Party has all the requisite corporate or limited liability company power and authority to execute and deliver the Underwriting Agreement and Supplemental Indenture and perform its obligations under the Transaction Documents. The execution and delivery of the Underwriting Agreement and Supplemental Indenture, and performance by each Opinion Party of the Transaction Documents, have been duly authorized by all necessary corporate or limited liability company action.

3. Each Opinion Party has duly executed and delivered the Underwriting Agreement and Supplemental Indenture.

This opinion letter is rendered only to and for the benefit of the opinion addressee, together with its successors and assigns, and only for use in connection with the Transactions. This letter is not to be quoted in whole or in part or otherwise referred to, furnished, used, reproduced, distributed or disclosed, nor is it to be filed with any governmental agency or any other Person without, in each instance, the prior written consent of this law firm. Notwithstanding the foregoing, the opinion addressee and its successors and assigns may deliver copies of this opinion letter to their accountants, attorneys and other professional advisors and to regulatory agencies having jurisdiction over the opinion addressee, or as otherwise may be required by law or pursuant to legal process, and to any prospective successor or assign.

The information set forth in this letter is as of the date hereof, and we undertake no obligation or responsibility to, after the date hereof, update or supplement this opinion in response to or to make you aware of subsequent changes in the status of the law, future events occurring or information arising that, in any such case, affects or may affect the transactions contemplated by the Transaction Documents. The foregoing opinions should not be construed as relating to any matter other than the Transactions.

Very truly yours,

/s/ Polsinelli
POLSINELLI